NEUBERGER BERMAN EQUITY FUNDS

CLASS C

DISTRIBUTION AND SERVICES AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement are as follows:

Neuberger Berman Climate Change Fund

Neuberger Berman Emerging Markets Equity Fund

Neuberger Berman Equity Income Fund

Neuberger Berman Guardian Fund

Neuberger Berman International Large Cap Fund

Neuberger Berman Large Cap Disciplined Growth Fund

Neuberger Berman Large Cap Value Fund

Neuberger Berman Mid Cap Growth Fund

Neuberger Berman Multi-Cap Opportunities Fund

Neuberger Berman Select Equities Fund

Neuberger Berman Small Cap Growth Fund

Neuberger Berman Socially Responsive Fund

Dated:   December 14, 2009